Exhibit 99.1

Witness Systems Announces Results and Remedial Action
in Special Committee Investigation Regarding Stock Options

ATLANTA — (BUSINESS WIRE) — December 7, 2006 — Witness Systems (NASDAQ: WITS), a leading global provider of workforce optimization software and services, announced the results of the investigation of stock option grants and practices by the Special Committee of independent directors established in August 2006.

The Special Committee’s investigation focused primarily on the period February 2000 (when the company went public) through the end of August 2002.  The Special Committee did not find fraud or intentional misrepresentation in the financial reporting of the option grants that it analyzed, but did find inaccuracies in the determination of measurement dates for option grants affecting the company’s accounting and disclosures.  In response to the Special Committee’s findings and recommendations, the company, working with its independent auditors, is evaluating corrections to measurement dates and other related accounting issues and is quantifying the financial and tax impact of those inaccuracies and corrections.  The company currently has until January 19, 2007 to regain compliance with Nasdaq listing requirements.  Based on its preliminary analysis, the company does not expect the impact to be materially different from what the company has previously projected.

In response to the findings and recommendations of the Special Committee, and in an effort to strengthen its corporate governance mechanisms, the Board has voted to separate the positions of chairman of the Board and chief executive officer and has elected Mr. Dan Lautenbach, a member of the company’s Board since 2002 and a member of the Special Committee, as Chairman of the Board, effective immediately.  Mr. Lautenbach succeeds Mr. David Gould, who has voluntarily agreed to step down as chairman.

In addition, following the Special Committee’s findings and recommendations, Mr. Gould also voluntarily agreed to resign from his positions as chief executive officer and as a member of the company’s Board effective January 3, 2007.  Mr. Gould’s resignation was tendered on December 1 and was accepted by the Board on December 6, 2006.  The company and Mr. Gould are negotiating further terms of his departure.

The Board expressed its appreciation for Mr. Gould’s contributions to the company during his tenure as chief executive officer.  During that time, the company increased total revenue from approximately $23 million in 1999 to expected revenue of more than $200 million in calendar 2006.

To replace Mr. Gould, the Board yesterday appointed Mr. Nicholas Discombe, who has been the company’s president and chief operating officer since April 2003, as the company’s new chief executive officer and as a member of the company’s Board.  Both appointments will be effective upon Mr. Gould’s departure.  Prior to April 2003, Mr. Discombe served as president and chief executive officer and a director of Eyretel PLC, a technology company listed on the London Stock Exchange.

In further response to the Special Committee’s recommendations, and in a further effort to strengthen the company’s management and controls and corporate governance mechanisms, the company plans in the future to realign certain responsibilities in the legal and financial reporting areas.

The Special Committee’s report also noted the role of a former financial officer in the company’s option grants and option granting practices during a portion of the period of the Special Committee’s investigation.   Because the individual in question is no longer employed by the company and left the company several years ago, no action was taken.

Said Mr. Gould: “I am leaving the company well positioned in the market and in very capable hands.  Nick has been instrumental in the company’s success since 2003, and ensures a smooth transition for our people, stockholders and customers.  I am proud of the success that Witness has achieved during the past seven years, establishing itself as the leader in our market.”

The company currently plans to hold a conference call at 5 p.m. Eastern Time on Wednesday, January 3, 2007, at which time it will report preliminary financial results for 2006 and comment on the outlook for 2007.

About Witness Systems

Witness Systems (NASDAQ: WITS) is the worldwide leader in software and services that help businesses capture customer intelligence and optimize their workforce performance. The company’s Impact 360™ solution features quality monitoring, compliance and IP recording, workforce management, performance management and e-Learning. Primarily deployed in contact centers — as well as the remote, branch and back offices of global organizations — the workforce optimization solution captures, analyzes and enables users to share and act on cross-functional information across the enterprise. With Impact 360, organizations can improve interactions and the underlying back-office processes that enhance the customer experience and build customer loyalty. For more information, visit us at www.witness.com.

Cautionary Note Regarding Forward-looking Statements:

Information in this release that involves expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. They are identified by words such as “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and statements about present trends and conditions that may extend into the future.  These statements are based upon information available to Witness Systems as of the date of this release, and the company assumes no obligation to update any such forward-looking statement.  Forward-looking statements believed true when made may ultimately prove to be incorrect.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations.  Some of the factors that could cause actual future results to differ materially from current expectations include the possibility that the company, in consultation with its auditors, will determine that the financial impact of measurement date corrections will be greater than currently expected; that additional issues as to measurement dates for option awards may arise; and that regulatory review and litigation relating to such matters may impact the company’s preliminary analysis.   Additional factors that could cause actual future results to differ materially from current expectations include the company’s ability to compete successfully in the future; fluctuations and changes in customer demand and preferences; the timing of orders; the company’s ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the company’s markets; the risks associated with international sales as the company expands its markets, including the risks associated with foreign currency exchange rates; the risk of distraction and other consequences that might result from the management changes announced in this release; litigation and regulatory scrutiny of the company’s option granting practices and related developments; as well as other risks identified under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended March 31, 2006, and in Current Reports on Form 8-K filed by the company since August 11, 2006.

Witness, Impact 360, Improve Everything and the Witness logo are the trademarks (registered or otherwise) of Witness Systems, Inc. protected by laws of the U.S. and other countries. All other trademarks mentioned in this document are the property of their respective owners.

CONTACT: Witness Systems

William Evans,

770-754-1915

bevans@witness.com